EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES FIRST QUARTER EARNINGS
AND RAISES FULL YEAR 2010 ESTIMATE

STAMFORD, CT, April 29, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported first quarter 2010 net income of $26.8 million, or $0.69 per diluted share, as compared to first quarter 2009 net income of $26.9 million, or $0.70 per diluted share.  Results for 2010 included $2.1 million, or $0.03 per diluted share net of tax, for rationalization charges and $3.2 million, or $0.08 per diluted share net of tax, for the impact from the remeasurement of the net assets in Venezuela.  Results for 2009 included a rationalization charge of $1.4 million, or $0.03 per diluted share net of tax.  These per share amounts do not reflect the two-for-one stock split to be effected on May 3, 2010.

“We are pleased with our first quarter results as we delivered adjusted net income per diluted share of $0.80, a 9.6 percent increase over the first quarter of 2009,” said Tony Allott, President and CEO.  “Our metal food container business increased unit volumes in line with our expectations and continued to benefit from manufacturing efficiencies.  Our closures business experienced sequential improvement within the quarter in unit volumes and operating performance and we expect these trends to continue.  Our plastic container business experienced a modest increase in unit volumes.  However, in the first quarter of 2010 the business was negatively impacted from the lagged pass through of significant resin cost increases, while the

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SILGAN HOLDINGS
April 29, 2010

first quarter of 2009 benefited substantially from the delayed pass through of resin cost declines.  As a result of these lagged pass throughs, we expected an unfavorable comparison in the first quarter of 2010, however, the recent spike in resin cost was more significant than we anticipated,” continued Mr. Allott.  “Based on our first quarter performance we remain positive in our outlook for the year and are raising our full year 2010 earnings estimate of adjusted net income per diluted share by $0.10 to a range of $4.35 to $4.55, prior to giving effect to the recently announced stock split,” concluded Mr. Allott.

On March 29, 2010, the Company announced a two-for-one stock split of its issued Common Stock, to be effected in the form of a stock dividend, for shareholders of record at the close of business on April 20, 2010.  The date of distribution of additional shares to be issued for this stock split is May 3, 2010.  Net income per diluted share for the first quarter of 2010 and 2009 retroactively adjusted to give effect to this stock split would have been $0.35 in each respective quarter, and adjusted net income per diluted share for the first quarter of 2010 and 2009 retroactively adjusted to give effect to this stock split would have been $0.40 and $0.36, respectively.

A reconciliation, both before and after giving effect to the stock split, of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the first quarter of 2010 were $664.0 million, an increase of $8.6 million, or 1.3 percent, as compared to $655.4 million in 2009.  This increase was primarily the result of higher unit volumes in both the metal food and plastic container businesses and the impact of favorable foreign currency translation, partially offset by lower unit volumes in the closures business.

Income from operations for the first quarter of 2010 was $56.7 million, an increase of $4.3 million, or 8.2 percent, as compared to $52.4 million for the first quarter of 2009, and operating margin increased to 8.5 percent from 8.0 percent for the same periods.  The increase in income from operations was primarily attributable to higher unit volumes in the metal food container

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SILGAN HOLDINGS
April 29, 2010

business and effective cost control and manufacturing efficiencies.  The increase was partially offset by the impact from the delayed pass through of significant increases in resin costs in the plastic container and closures businesses as compared to substantial benefits from the delayed pass through of decreases in resin costs in the first quarter of 2009, the recognition of a charge of $3.2 million in selling, general and administrative expenses for the remeasurement of net assets in the Venezuela operations and lower unit volumes in the closures business.

Interest and other debt expense for the first quarter of 2010 was $12.5 million, an increase of $2.1 million as compared to 2009.  This increase was primarily due to higher average interest rates principally as a result of the issuance of the 7.25% Senior Notes in May 2009.

The Company’s effective tax rate for the first quarter of 2010 was 39.4 percent as compared to 35.8 percent in the same period of 2009.  The effective tax rate for the first quarter of 2010 was negatively impacted primarily by the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations.

Metal Food Containers

Net sales of the metal food container business were $375.1 million for the first quarter of 2010, an increase of $3.5 million, or 0.9 percent, as compared to $371.6 million in 2009.  As expected, this increase was primarily due to favorable unit volumes principally as a result of lower unit volumes in the first quarter of 2009 in the wake of the customer buy ahead at the end of 2008.

Income from operations of the metal food container business increased in the first quarter of 2010 to $46.4 million as compared to $26.6 million in 2009, and operating margin increased to 12.4 percent from 7.2 percent over the same periods.  The increase in income from operations was primarily the result of higher unit volumes, the year-over-year benefit resulting from the timing of certain contractual pass throughs of changes in manufacturing costs and improved manufacturing efficiencies.

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SILGAN HOLDINGS
April 29, 2010

Closures

Net sales of the closures business were $144.0 million in the first quarter of 2010, an increase of $1.7 million, or 1.2 percent, as compared to $142.3 million in 2009.  This increase was primarily the result of a favorable mix of products sold and favorable foreign currency translation, partially offset by lower unit volumes.

Income from operations of the closures business for the first quarter of 2010 decreased $3.2 million to $11.1 million as compared to $14.3 million in 2009, and operating margin decreased to 7.7 percent from 10.0 percent over the same periods.  The decrease in income from operations was primarily attributable to a $3.2 million charge recognized for the remeasurement of net assets in the Venezuelan operations to the recently devalued official Bolivar exchange rate, the negative impact from the lagged pass through of higher resin costs and lower unit volumes, partially offset by the benefit of ongoing cost controls, improved manufacturing efficiencies and lower rationalization charges.  Rationalization charges of $1.4 million were recognized in the first quarter of 2009 for a reduction in workforce at the operating facility in Germany.

Plastic Containers

Net sales of the plastic container business were $144.9 million in the first quarter of 2010, an increase of $3.4 million, or 2.4 percent, as compared to $141.5 million in 2009.  This increase was primarily a result of the impact of an increase in unit volumes and favorable foreign currency translation, partially offset by an unfavorable mix of products sold.

Income from operations of the plastic container business for the first quarter of 2010 was $2.9 million, a decrease of $12.0 million as compared to $14.9 million in 2009, and operating margin decreased to 2.0 percent from 10.5 percent over the same periods.  The decrease in income from operations was primarily attributable to the impact from the delayed pass through of significant recent resin cost increases as compared to substantial benefits in the first quarter of 2009 from the delayed pass through of lower resin costs and higher rationalization charges.  Rationalization charges of $2.1 million were recognized in the first quarter of 2010 for the shut down of the Port Clinton, Ohio manufacturing facility and consolidation of this plant’s operations into other production sites.

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SILGAN HOLDINGS
April 29, 2010

Dividend

On March 23, 2010, the Company paid a quarterly cash dividend in the amount of $0.21 per share to holders of record of common stock of the Company on March 9, 2010.  This dividend payment aggregated $8.2 million.

Outlook for 2010

Based on the first quarter performance and a positive outlook for the balance of the year, the Company is raising its estimate of adjusted net income per diluted share for the full year of 2010 to a range of $4.35 to $4.55 before giving effect to the announced two-for-one stock split, or $2.17 to $2.27 after giving effect to the stock split.  This estimate includes an anticipated decline in resin costs to a more normalized level in the second half of the year and excludes rationalization charges and the impact from the first quarter remeasurement of net assets in Venezuela.

At the end of March 2010, the Company made a voluntary cash contribution of $92.3 million to its domestic pension benefit plans to fully fund its December 31, 2009 pension benefit obligation (PBO), which is expected to result in lower future funding requirements.  Therefore, the Company has revised its free cash flow estimate, a Non-GAAP financial measure which adjusts net cash provided by operations for capital expenditures and changes in outstanding checks, to a range of $85 million to $135 million.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2010, which excludes rationalization charges, in the range of $0.85 to $0.95, as compared to $0.91 in the second quarter of 2009, in each case before giving effect to the announced two-for-one stock split.  The Company anticipates solid performance in its metal food container and closures businesses, however, given the recent spike in resin costs, the negative comparisons in the plastic container business and the plastics portion of the closures business are expected to continue until the second half of the year.  After giving effect to the stock split, the Company’s estimate of adjusted net income per diluted share for the second quarter of 2010, excluding rationalization charges, is $0.42 to $0.47, as compared to $0.46 in the second quarter of 2009.

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SILGAN HOLDINGS
April 29, 2010

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2010 at 1:00 p.m. eastern time on April 29, 2010.  The toll free number for domestic callers is (800) 768-6563, and the number for international callers is (785) 830-7991.  For those unable to listen to the live call, a taped rebroadcast will be available through May 13, 2010.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 4752336.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2010	2009

Net sales	$664.0	$655.4

Cost of goods sold	560.7	560.3

Gross profit	103.3	95.1

Selling, general and administrative expenses	44.5	41.3

Rationalization charges	2.1	1.4

Income from operations	56.7	52.4

Interest and other debt expense	12.5	10.4

Income before income taxes	44.2	42.0

Provision for income taxes	17.4	15.1

Net income	$26.8	$26.9

Per share and share amounts prior to retroactive
adjustment for two-for-one stock split:
Earnings per share:
Basic net income per share	$0.70	$0.71
Diluted net income per share	$0.69	$0.70

Cash dividends per common share	$0.21	$0.19

Weighted average shares (000’s):
Basic	38,314	38,087
Diluted	38,624	38,418

Per share and share amounts retroactively adjusted
for two-for-one stock split: (1)
Earnings per share:
Basic net income per share	$0.35	$0.35
Diluted net income per share	$0.35	$0.35

Cash dividends per common share	$0.11	$0.10

Weighted average shares (000’s):
Basic	76,628	76,175
Diluted	77,249	76,837

(1)	Per share and share amounts have been retroactively adjusted for the two-for-one stock split to be effected on May 3, 2010.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2010	2009
Net sales:
Metal food containers	$375.1	$371.6
Closures	144.0	142.3
Plastic containers	144.9	141.5
Consolidated	$664.0	$655.4

Income from operations:
Metal food containers	$46.4	$26.6
Closures (a)	11.1	14.3
Plastic containers (b)	2.9	14.9
Corporate	(3.7)	(3.4)
Consolidated	$56.7	$52.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2010	2009	2009
Assets:
Cash and cash equivalents	$99.2	$201.0	$305.8
Trade accounts receivable, net	260.7	256.4	196.6
Inventories	489.1	454.2	387.2
Other current assets	33.7	29.1	24.7
Property, plant and equipment, net	866.0	894.0	882.3
Other assets, net	411.3	400.5	417.8
Total assets	$2,160.0	$2,235.2	$2,214.4

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$316.7	$344.5	$398.3
Current and long-term debt	863.0	1,019.6	799.4
Other liabilities	279.0	334.0	330.9
Stockholders’ equity	701.3	537.1	685.8
Total liabilities and stockholders’ equity	$2,160.0	$2,235.2	$2,214.4

(a)	Includes a rationalization charge of $1.4 million in 2009 and a charge for the Venezuela remeasurement of $3.2 million in 2010.
(b)	Includes a rationalization charge of $2.1 million in 2010.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$26.8	$26.9
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	36.1	36.8
Rationalization charges	2.1	1.4
Other changes that provided (used) cash:
Trade accounts receivable, net	(67.9)	5.0
Inventories	(105.4)	(80.7)
Trade accounts payable and other changes, net	45.9	(2.6)
Contributions to pension benefit plans	(92.3)	(23.1)
Net cash used in operating activities	(154.7)	(36.3)

Cash flows provided by (used in) investing activities:
Capital expenditures	(24.1)	(23.9)
Proceeds from asset sales	0.1	0.1
Net cash used in investing activities	(24.0)	(23.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(8.2)	(7.3)
Changes in outstanding checks – principally vendors	(92.9)	(51.3)
Net borrowings and other financing activities	73.2	156.7
Net cash (used in) provided by financing activities	(27.9)	98.1

Cash and cash equivalents:
Net (decrease) increase	(206.6)	38.0
Balance at beginning of year	305.8	163.0
Balance at end of period	$99.2	$201.0

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2010	2009

Per diluted share amounts prior to retroactive
adjustment for two-for-one stock split:

Net income per diluted share as reported	$0.69	$0.70

Adjustments:
Rationalization charges, net of tax	0.03	0.03
Venezuela remeasurement, net of tax	0.08	-

Adjusted net income per diluted share	$0.80	$0.73

	2010	2009

Per diluted share amounts retroactively
adjusted for two-for-one stock split: (2)

Net income per diluted share as reported	$0.35	$0.35

Adjustments:
Rationalization charges, net of tax	0.01	0.01
Venezuela remeasurement, net of tax	0.04	-

Adjusted net income per diluted share	$0.40	$0.36

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated	Actual		Estimated	Actual
	Low 2010	High 2010	2009	Low 2010	High 2010	2009
Per diluted share amounts prior to retroactive
adjustment for two-for-one stock split:

Net income per diluted share as estimated
for 2010 and as reported for 2009	$0.82	$0.92	$0.90	$4.19	$4.39	$4.14

Adjustments:
Rationalization charges, net of tax	0.03	0.03	-	0.08	0.08	0.03
Loss on early extinguishment of debt, net of tax	-	-	0.01	-	-	0.02
Venezuela remeasurement, net of tax	-	-	-	0.08	0.08	-
Adjusted net income per diluted share
as estimated for 2010 and presented for 2009	$0.85	$0.95	$0.91	$4.35	$4.55	$4.19

	Second Quarter June 30,			Year Ended December 31,
	Estimated	Actual		Estimated	Actual
	Low 2010	High 2010	2009	Low 2010	High 2010	2009
Per diluted share amounts retroactively
adjusted for two-for-one stock split: (2)

Net income per diluted share as estimated
for 2010 and as reported for 2009	$0.41	$0.46	$0.45	$2.09	$2.19	$2.07

Adjustments:
Rationalization charges, net of tax	0.01	0.01	-	0.04	0.04	0.01
Loss on early extinguishment of debt, net of tax	-	-	0.01	-	-	0.01
Venezuela remeasurement, net of tax	-	-	-	0.04	0.04	-
Adjusted net income per diluted share
as estimated for 2010 and presented for 2009	$0.42	$0.47	$0.46	$2.17	$2.27	$2.09

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, the loss on early extinguishment of debt and the impact from the remeasurement of the net assets of the Venezuela operations from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Per share amounts have been restated for the two-for-one stock split to be effected on May 3, 2010.